Exhibit 99.1

Werner Enterprises, Inc.	Contact:	John J. Steele
14507 Frontier Road		Executive Vice President, Treasurer
P. O. Box 45308		and Chief Financial Officer
Omaha, NE 68145		(402) 894-3036

FOR IMMEDIATE RELEASE

WERNER ENTERPRISES ANNOUNCES PLANNED TRANSITIONS IN
EXECUTIVE MANAGEMENT AND BOARD OF DIRECTOR APPOINTMENT

OMAHA, NEBRASKA, May 10, 2016 - Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation’s largest transportation and logistics companies, announced today that the Company’s Board of Directors approved the following planned transitions in executive management and a board of director appointment that became effective today.

Clarence L. Werner, 78, the Company’s founder and first driver, is stepping down from the position of Chief Executive Officer as part of the planned management transition announced in August 2015 and will remain as Executive Chairman of the Company.

Derek J. Leathers, 46, was promoted to President and Chief Executive Officer. Mr. Leathers was previously President and Chief Operating Officer. Mr. Leathers has 25 years of experience in the transportation and logistics industry and over 17 years of leadership experience with Werner Enterprises. Throughout his Werner career, Mr. Leathers has held integral executive management roles leading multiple organizational service offerings, including the establishment and development of Werner’s Mexico cross-border operations when he joined the Company in 1999, leadership oversight of the asset-based trucking businesses and development of Werner’s brokerage, freight management, intermodal and global logistics business units. Mr. Leathers previously became President of Werner Enterprises in 2011. Mr. Leathers holds an Economics degree from Princeton University.

H. Marty Nordlund, 54, was promoted to Senior Executive Vice President and Chief Operating Officer. Mr. Nordlund was previously Senior Executive Vice President of Specialized Services. In his new role, Mr. Nordlund will have executive operating responsibility for the Company’s trucking and logistics business units. Mr. Nordlund has 32 years of truckload industry experience, including over 21 years in positions of increasing responsibilities at Werner. Mr. Nordlund joined Werner in 1994 as an account executive. Mr. Nordlund led our very successful Specialized Services unit with over 3,700 trucks for the last 20 years. Mr. Nordlund is a graduate of University of Nebraska - Kearney.

Jim S. Schelble, 55, was promoted to Executive Vice President and Chief Administrative Officer. Mr. Schelble was previously Executive Vice President of Marketing and Driver Resources. In his new role, Mr. Schelble will lead Driver Recruiting, our Driver School network, Safety, Human Resources, Pricing and Corporate Communications. Mr. Schelble joined Werner in 1998 as manager of New Business Development and subsequently assumed increasing responsibilities in the areas of Sales and Marketing. Mr. Schelble became Executive Vice President of Marketing in 2005 and added responsibility for Driver Recruiting in 2015. Mr. Schelble has over 30 years of trucking industry experience, including over 17 years at Werner, and he o

Werner Enterprises, Inc. – Release of May 10, 2016
Page -2-

btained his undergraduate degree from St. Johns University in Minnesota and his MBA from Drake University.

Gerald H. Timmerman, 76, was elected as a Company director to fill an open position. Mr. Timmerman was previously a director of the Company from 1988 to 2011. Since 1969, Mr. Timmerman has been and currently serves as President of Timmerman & Sons Feeding Co., Inc. He has also served as the President of Timmerman Feeding Corporation since 1965. Timmerman & Sons Feeding Co., Inc. and Timmerman Feeding Corporation, both of which are based in Springfield, Nebraska, are cattle feeding, ranching and beef production enterprises with operations in several Midwestern states. Mr. Timmerman is also a partner in several other privately held entities that engage in integrated agricultural business operations. Mr. Timmerman is also active in and serves on the board of directors of several civic organizations. As a result of these and other professional experiences, Mr. Timmerman brings to our Board substantial business experience, financial acumen and outside board experience that contributes to the Board's collective qualifications, skills and experience.

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated van, temperature-controlled and flatbed; medium-to-long-haul, regional and local van; and expedited services. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal, and international services. International services are provided through Werner's domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises, Inc.'s common stock trades on The NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the Company's website at www.werner.com.